Exhibit 99.1

Oncothyreon Reports First Quarter 2013

Financial Results

Company to Hold Earnings and Pipeline Update Conference Call at 4:30 p.m. EDT Today

SEATTLE, WASHINGTON, May 9, 2013/PRNewswire/ - Oncothyreon Inc. (NASDAQ: ONTY) today reported financial results for the first quarter ending March 31, 2013.

Loss from operations for the first quarter of 2013 was $8.0 million, compared with $5.7 million for the first quarter of 2012. The increase in loss from operations primarily resulted from an increase in research and development expenses to $5.8 million from $4.3 million and an increase in general and administrative expenses to $2.2 million from $1.5 million. The increase in research and development expenses in the first quarter of 2013 compared to the first quarter of 2012 was primarily the result of increased development activity for Oncothyreon’s product candidates, PX-866 and ONT-10. The increase in general and administrative expenses in the first quarter of 2013 compared to the first quarter of 2012 was primarily the result of a non-cash expense in share-based compensation related to the change in fair value of the restricted share unit liability, whose value was affected by the change in our stock price. In addition, the increase in general and administrative expenses was also the result of higher salaries and benefits expense due to increased headcount partly offset by lower legal expenses related to patents.

Net loss for the quarter ended March 31, 2013 was $8.3 million, or $0.14 loss per basic and diluted share, compared with net income of $9.7 million, or $0.22 earnings per basic share and $0.13 loss per diluted share, for the quarter ended March 31, 2012. The net loss for the quarter ended March 31, 2013 compared to the net income for the prior year period was primarily attributable to a non-cash expense of $0.3 million as a result of the change in fair value of warrant liability for the quarter ended March 31, 2013 compared to a non-cash income of $15.6 million for the quarter ended March 31, 2012.

As of March 31, 2013, Oncothyreon’s cash, cash equivalents and investments were $76.8 million, compared to $83.8 million at December 31, 2012, a decrease of $7.0 million, or 8.4 percent. The decrease was primarily attributable to $6.9 million cash used in operations during the quarter ended March 31, 2013.

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided. Oncothyreon is providing this guidance as a convenience to investors and assumes no obligation to update it.

Expenses in 2013 are expected to be slightly higher compared to 2012, primarily as a result of the continuing development of PX-866 and the ongoing Phase 1 clinical trial of ONT-10. Oncothyreon currently expects cash used in operations in 2013 to be approximately $30 to $33 million. As a result, Oncothyreon estimates that its existing cash, cash equivalents and investments will be sufficient to fund operations for at least the next 12 months.

Pipeline Update

PX-866 - PX-866 is Oncothyreon’s small molecule compound designed to inhibit the activity of phosphatidylinositol-3-kinase (PI-3K), a component of an important cell survival signaling pathway. Oncothyreon is evaluating PX-866 in five Phase 1/2 or Phase 2 trials in six different cancer indications.

The first Phase 1/2 trial is evaluating PX-866 in combination with the chemotherapeutic agent docetaxel (Taxotere®). The Phase 2 portion of the trial is an open-label, randomized evaluation of the antitumor activity and safety of PX-866 administered at the recommended daily dose in combination with docetaxel, versus docetaxel alone, in two indications, patients with non-small cell lung cancer (NSCLC) receiving second or third line treatment or patients with locally advanced, recurrent or metastatic squamous cell carcinoma of the head and neck (SCCHN) after failure of prior therapy. The two groups were randomized and are being evaluated separately.

The Phase 2 portion of this trial in NSCLC enrolled 95 patients, 48 in the PX-866 plus docetaxel group and 47 in the docetaxel alone group. This portion of the trial is now concluded and did not demonstrate an improvement in progression-free survival in the combination group when compared to docetaxel alone, the primary endpoint of the trial. The data are continuing to be analyzed and will be submitted for presentation at a subsequent scientific meeting. The Phase 2 portion of this trial in SCCHN completed enrollment of 81 patients earlier this week, with primary efficacy data expected to be available late in 2013.

The second Phase 1/2 trial is evaluating PX-866 in combination with the chimeric monoclonal antibody cetuximab (Erbitux®). The Phase 2 portion is an open-label, randomized evaluation of the antitumor activity and safety of PX-866 administered at the recommended daily dose in combination with cetuximab, versus cetuximab alone, in two indications, patients with metastatic colorectal cancer (CRC) who have a history of progression or recurrence following prior treatment with irinotecan and oxaliplatin containing regimens or who are intolerant of irinotecan, or patients with incurable progressive, recurrent or metastatic SCCHN. The two groups were randomized and are being evaluated separately.

The Phase 2 portion of this trial in CRC has enrolled 85 patients. Primary efficacy data from this portion of the trial are expected later this month. The Phase 2 portion of this trial in SCCHN has enrolled 83 patients, with primary efficacy data expected to be available late in 2013.

The third Phase 1/2 trial is evaluating PX-866 in combination with vemurafenib (Zelboraf®) in patients with BRAF-mutant cancer, primarily malignant melanoma. Patients are currently being enrolled in the Phase 1 dose escalation portion of this trial.

Two open label single-arm Phase 2 trials of PX-866 are being conducted by the NCIC Clinical Trials Group (NCIC CTG), Queen’s University in Kingston, Canada. One NCIC trial is in patients with prostate cancer. The initial part of this trial (Part A) enrolled 43 patients with progressive castration-resistant prostate cancer who have received no prior chemotherapy. Data from this part of the trial will be presented at the upcoming American Society of Clinical Oncology (ASCO) meeting at the end of this month. Part B will enroll up to 25 patients who demonstrate disease progression while receiving abiraterone as evidenced by a rising prostate specific antigen (PSA). PX-866 will be administered in addition to continuing treatment with abiraterone and prednisone. Currently, Part B is approximately fifty percent enrolled.

The NCIC CTG is also conducting an open-label single-arm Phase 2 trial of PX-866 in patients with glioblastoma multiforme in first relapse during or following primary therapy. Preliminary data from this trial were presented at the ASCO meeting in 2012 and will be updated at the upcoming ASCO meeting.

ONT-10 - ONT-10 is Oncothyreon’s proprietary therapeutic vaccine targeting MUC1, a tumor-associated antigen present on many types of human malignant tumors. Oncothyreon is currently enrolling patients in a Phase 1 trial designed to evaluate the safety and immunogenicity of ONT-10 in patients with cancers which commonly express MUC1, including breast, NSCLC, ovarian, colorectal, prostate, pancreatic, gastric and other cancers. Patients are currently being enrolled in the final of the pre-planned dose cohorts in this trial. Oncothyreon currently expects to begin one or more Phase 2 trials of ONT-10 by early 2014.

Conference Call and Webcast

Oncothyreon will conduct a conference call today, May 9, 2013 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss its first quarter 2013 financial results and provide a review of its pipeline of products in development. To participate in the call by telephone, please dial (877) 280-7291 (United States) or (707) 287-9361 (International). In addition, the call will be webcast live and can be accessed on the “Events” page of the “News & Events” section of Oncothyreon’s website at www.oncothyreon.com. An archive of the webcast will be available after completion of the discussion and will be posted on Oncothyreon’s website.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of its current results and future prospects, this release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Oncothyreon’s expectations regarding future expenses, clinical development activities and the use and adequacy of cash resources.

Forward-looking statements involve risks and uncertainties related to Oncothyreon’s business and the general economic environment, many of which are beyond its control. These risks, uncertainties and other factors could cause Oncothyreon’s actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing its product candidates, the adequacy of financing and cash, cash equivalents and investments, changes in general accounting policies, general economic factors, achievement of the results it anticipates from its clinical trials of its product candidates and its ability to adequately obtain and protect its intellectual property rights. Although Oncothyreon believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of Oncothyreon’s risks and uncertainties, you are encouraged to review the documents filed with the securities regulators in the United States on EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121

Tel: (206) 801-2100 Fax: (206) 801-2101

http://www.oncothyreon.com

ONCOTHYREON INC.

Condensed Consolidated Statements of Operations

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended March 31,
	2013	2012

Revenue	$—	$—
Expenses
Research and development	5,799	4,286
General and administrative	2,192	1,455

Total operating expenses	7,991	5,741

Loss from operations	(7,991)	(5,741)

Other income (expense)
Investment and other income (expense), net	28	28
Interest expense	—	(163)
Change in fair value of warrant liability	(325)	15,567

Total other income (expense), net	(297)	15,432

Net income (loss)	$(8,288)	$9,691

Net income (loss) per share - basic	$(0.14)	$0.22
Net income (loss) per share - diluted	$(0.14)	$(0.13)
Shares used to compute basic net income (loss) per share	57,216,237	43,613,107

Shares used to compute diluted net income (loss) per share	57,216,237	45,986,117

ONCOTHYREON INC.

Consolidated Balance Sheet Data

(In thousands except share amounts)

(Unaudited)

	As of
	March 31, 2013	December 31, 2012

Cash, cash equivalents and investments	$76,813	$83,756

Total assets	$82,272	$89,435

Long term liabilities	$4,201	$4,041

Stockholders’ equity	$74,496	$82,323

Common shares outstanding	57,216,237	57,216,237